Exhibit 99.1

FOR RELEASE	Contacts:
	(Analysts) Rick Cardenas	(407) 245-5892
	(Media) Rich Jeffers	(407) 245-4189

TODD BURROWES TO REJOIN LONGHORN STEAKHOUSE AS PRESIDENT

ORLANDO, Fla. (July 27, 2015) – Darden Restaurants, Inc. (NYSE: DRI) today announced that Todd Burrowes has been named President of LongHorn Steakhouse, effective July 28, 2015. Burrowes is rejoining the brand after spending the last two years as President, Ruby Tuesday Concept and Chief Operations Officer of Ruby Tuesday, Inc. Previously, Burrowes spent more than 10 years in operations leadership roles at LongHorn. He will report to Darden CEO Gene Lee.

“We are excited to welcome Todd back to LongHorn Steakhouse,” said Lee. “Todd is an energetic and passionate leader who truly understands our culture and how to inspire and motivate our team members. His operational expertise coupled with his deep knowledge of the brand makes him the ideal person to lead the LongHorn team.”

Burrowes is a seasoned restaurant operator with more than 25 years of experience. During his prior stint at LongHorn, Burrowes spent approximately 10 years in key leadership positions including Executive Vice President of Operations, Senior Vice President of Operations and Regional Director of Operations. Prior to his tenure with LongHorn Steakhouse, Burrowes served as Regional Director of Operations for Corner Bakery Café and Vice President of Operations for Saltgrass Steak House.

LongHorn Steakhouse generated more than $1.5 billion in sales during fiscal year 2015. As President, Burrowes will lead all aspects of the business, which is comprised of more than 470 restaurants across 40 states. He is succeeding Valerie Insignares, who departed the company last week to pursue other interests.

About Darden
Darden Restaurants, Inc., (NYSE: DRI) owns and operates more than 1,500 restaurants that generate $6.8 billion in annual sales. Headquartered in Orlando, Florida, and employing 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. Our restaurant brands –Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V’s and Yard House – reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

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